Exhibit 99.1

5300 Town and Country Blvd., Suite 500 Frisco, Texas 75034 Telephone: (972) 668-8834 Contact: Ron Mills VP of Finance and Investor Relations Web Site: www.comstockresources.com

NEWS RELEASE

For Immediate Release

COMSTOCK RESOURCES, INC. ANNOUNCES

PRICING OF COMMON STOCK OFFERING

Frisco, TX, May 13, 2020 – Comstock Resources, Inc. ("Comstock" or the "Company") (NYSE: CRK) announced today that it priced its previously announced underwritten public offering 40,000,000 shares of common stock at a price to the public of $5.000 per share. In addition, the Company has also granted the underwriters a 30-day option to purchase up to 6,000,000 additional shares of common stock at the same price per share. The offering is expected to close on or about May 18, 2020, subject to customary closing conditions.

The net proceeds to the Company, after deducting the underwriting discounts and commissions and estimated offering expenses, are expected to be approximately $190.4 million (exclusive of the underwriters’ 30-day option to purchase additional shares of common stock). The Company intends to use the net proceeds of the offering towards the redemption of the outstanding Series A Convertible Redeemable Preferred Stock.

Citigroup, BMO Capital Markets, Mizuho Securities and Wells Fargo Securities are acting as joint book-running managers for the offering and Citigroup is acting as representative of the underwriters. Fifth Third Securities, Regions Securities LLC, KeyBanc Capital Markets, Barclays, Capital One Securities, Natixis, Citizen Capital Markets, CIT Capital Securities, Credit Agircole CIB, Goldman Sachs & Co. LLC, Huntington Capital Markets, Johnson Rice & Company L.L.C., SOCIETE GENERALE, Tuohy Brothers, U.S. Capital Advisors and Hancock Whitney Investment Services, Inc. are acting as co-managers for the offering.

The public offering of the Company’s common stock is being sold pursuant to an effective shelf registration statement, including the base prospectus, and a related prospectus supplement. A copy of the final prospectus relating to the offering may be obtained from Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, or by telephone: (800) 831-9146.

This press release does not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful without registration or qualification under the securities laws of any such state or jurisdiction.

This press release may contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein.  Although the Company believes the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.

Comstock Resources, Inc. is an independent energy company based in Frisco, Texas engaged in oil and gas acquisitions, exploration and development, and its assets are primarily located in Texas, Louisiana and North Dakota.  The Company's stock is traded on the New York Stock Exchange under the symbol CRK.